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                                                                      Exhibit 11

                            BHA Group Holdings, Inc.

                        Computation of Per Share Earnings
                (in thousands of dollars, except per share data)

                                           1998                            1997                             1996
                              --------------------------------  --------------------------------  --------------------------------
                                 Net                               Net                               Net
                               Earnings     Shares   Per-Share   Earnings     Shares   Per-Share   Earnings     Shares   Per Share
                              (Numerator)  (Denom.)     Amt.    (Numerator)  (Denom.)     Amt.    (Numerator)  (Denom.)     Amt.
                              -----------  --------  ---------  -----------  --------  ---------  -----------  --------  ---------
Basic earnings per share:
Earnings available to
common shareholders             $7,332       7,171     $ 1.02      $8,101      7,226     $ 1.12      $6,707      7,275     $ 0.92

Effect of dilutive
securities--stock options          --          381                    --         450                   --         151

Diluted earnings per
share:  Earnings
available to common
shareholders and assumed
conversion                      $7,332       7,552     $ 0.97      $8,101      7,676     $ 1.06      $6,707      7,426     $ 0.90
                              ================================  ================================  ================================



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